Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Marshall Murphy

(469) 549-3005

Nationstar Mortgage Announces Definitive Agreement to Acquire

Certain Mortgage Servicing Assets of Residential Capital, LLC

Lewisville, TX (May 14, 2012) – Nationstar Mortgage Holdings Inc. (NYSE: NSM, “Nationstar”) announced today that it has signed a definitive agreement (the “Agreement”) to acquire certain residential mortgage servicing assets and other assets (collectively, “Mortgage Servicing Assets”) from Residential Capital, LLC and related entities (collectively, “ResCap”) in connection with ResCap’s proposed asset sale pursuant to a plan under the U.S. Bankruptcy Code (the “Transaction”).

Nationstar expects the acquired Mortgage Servicing Assets to total approximately $374 billion, including $201 billion in primary residential mortgage servicing rights (“MSRs”) and $173 billion in subservicing contracts, as measured by unpaid principal balances as of February 29, 2012, approximately $1.8 billion of related servicing advance receivables and certain other complimentary assets. The Transaction is expected to close in late 2012, subject to the conditions and auction process described below.

Upon closing, the acquisition will make Nationstar the largest non-bank residential mortgage loan servicer and one of the largest residential mortgage loan originators in the United States. With this transaction, Nationstar anticipates adding more than 2.4 million customers to a customer base of over 1 million, and growing its total servicing and sub-servicing book to approximately $550 billion.

“We believe this transaction will cement Nationstar’s position as the nation’s pre-eminent non-bank mortgage servicer, and it reflects a record of servicing performance that has made us a partner of choice in a transforming industry,” said Nationstar CEO Jay Bray. “This potential transaction and our pending acquisition of servicing rights from Aurora represent terrific opportunities to acquire assets and operations from best-in-class servicers without the burden of certain legacy liabilities.

“In a performance-based, customer-focused servicing model like Nationstar’s, the talent and experience of our people make the difference,” said Bray. “We expect that many employees from Aurora will join our U.S.-based workforce, and we look forward to working with many exceptional professionals from ResCap as part of the Nationstar team. Together, our overriding mission will be unchanged—to build on our heritage of providing our customers with exceptional service and the benefit of Nationstar’s extensive resources to help them achieve and preserve homeownership.”

The cash purchase price of the mortgage servicing rights and subservicing contracts would be approximately $700 million based on unpaid principal balances as of February 29, 2012. The cash purchase price of the related servicing advance receivables would be approximately $180 million, net of financing, based on advance balances as of February 29, 2012. Nationstar expects to enter into approximately $1.6 billion of advance financing facilities to fund the balance of the related servicing advance receivables. Approximately 68% of loans in the total portfolio (by unpaid principal balance) are owned, insured or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae.

Nationstar will fund up to approximately $450 million of the MSR purchase price and cash purchase price for advances. Remaining funding is expected from proceeds of a co-investment by Newcastle Investment Corp. (“Newcastle”) and other Fortress-affiliated entities, whereby Nationstar will sell the right to receive approximately 65% of the excess MSRs after receipt of a fixed basic servicing fee per loan. Nationstar will retain approximately 35% of the excess MSRs and all ancillary income associated with servicing the loans. Under the terms of the investment, to the extent that any loans in this portfolio are refinanced by Nationstar, the resulting mortgage servicing right will be included in the portfolio, subject to certain limitations.

As contemplated by the Agreement, ResCap has voluntarily filed a Chapter 11 petition in U.S. Bankruptcy Court and is seeking court approval to sell its Mortgage Servicing Assets in an auction process supervised by the court. Pursuant to the terms of the Agreement, Nationstar has agreed to serve as the “stalking horse” bidder for the auction of the Mortgage Servicing Assets. Nationstar’s bid is subject to superior offers solicited as part of the auction process as well as court and other approvals and conditions.

Nationstar anticipates that the court will approve in mid-June the auction procedures and timeline for the sale of the Mortgage Servicing Assets and that the auction process will last approximately 90 days, during which time ResCap will solicit competing bids. If Nationstar is the successful bidder, then ResCap will seek court approval to sell the Mortgage Servicing Assets to Nationstar and the closing of the Transaction would be expected to occur in late 2012. The auction timing and process is subject to the court’s discretion and may change.

The Agreement contains customary bid procedures and stalking horse protections, including a $72 million break-up fee and reimbursement of up to approximately $10 million of transaction-related expenses to be paid to Nationstar if it is not the successful bidder in the auction process.

Forward-Looking Statements

This press release contains forward looking statements that are based on assumptions and existing information and involve certain risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, a delay in or a failure to obtain court approval of the auction procedures, process, break-up fee or other terms of the Transaction; the receipt by ResCap in the auction of an offer for the Mortgage Servicing Assets that is superior to Nationstar’s offer; a delay in or failure to obtain financing for the servicing advance facilities; the willingness of regulators to forbear from regulatory actions that would impede the consummation of the Transaction; proceedings due to inquiries by certain state Attorneys General, court administrators and state and federal government agencies; the impact of the ongoing implementation of the Dodd-Frank Act on Nationstar’s business activities and practices, costs of operations and overall results of operations; the impact on Nationstar’s servicing practices of enforcement consent orders and agreements entered into by certain federal and state agencies against the largest mortgage servicers; increased legal proceedings and related costs; the continued deterioration of the residential mortgage market, increase in monthly payments on adjustable rate mortgage loans, adverse economic conditions, decrease in property values and increase in delinquencies and defaults; the deterioration of the market for reverse mortgages and increase in foreclosure rates for reverse mortgages; Nationstar’s ability to efficiently service higher risk loans; Nationstar’s ability to compete successfully in the mortgage loan servicing and mortgage loan originations industries; Nationstar’s ability to scale-up appropriately and integrate the assets, employees, operations and platforms related to the Transaction; Nationstar’s ability to obtain sufficient capital to meet its financing requirements, including, but not limited to, our ability to obtain advance finance facilities sufficient to fund the purchase price for this acquisition; changes to federal, state and local laws and regulations concerning loan servicing, loan origination, loan modification or the licensing of entities that engage in these activities; and the loss of Nationstar’s licenses. These factors and other risks and uncertainties are discussed in Nationstar’s annual report on Form 10-K for the fiscal year ended December 31, 2011 and its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2012, in each as filed or to be filed with the SEC.

About Nationstar Mortgage

Based in Lewisville, Texas, the Company currently services over 645,000 residential mortgages totaling nearly $107 billion in unpaid principal balance. In addition, Nationstar operates an integrated loan origination platform, enabling the Company to both mitigate its servicing portfolio run-off and improve credit performance for loan investors. The Company currently employs approximately 2,600 people, entirely based in the United States.

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